UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2018

ICOX INNOVATIONS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55049	27-3098487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4101 Redwood Ave., Building F, Los Angeles, CA 90066
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: 424.570.9446

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 5.02 of this current report on Form 8-K is responsive to this item.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2018, we appointed Alphonso Jackson as a director of our company. Mr. Jackson has been a member of our advisory board since June 7, 2018.

Mr. Jackson, age 72, is the chief executive officer of A.R. Jackson Advisors, LLC since June 2017. Mr. Jackson has decades of experience in housing and community development. His expertise includes development of affordable and market rate housing, handling complex urban development issues and housing finance.

Mr. Jackson worked for First Data Corporation as its Senior Advisor from January 2015 to June 2017. Based out of the Washington, DC office, his primary focus was to strengthen First Data Corporation’s relationships with government entities, public policy initiatives, and maximizing business opportunities in the sector. In addition, Mr. Jackson helped expand and support First Data Corporation’s many diversity efforts.

From May 2012 to July 2014, Mr. Jackson served as Vice Chairman of Consumer & Community Banking at JP Morgan Chase in New York City. From August 2008 to May 2012, he served as the distinguished university professor and Director of the Center for Public Policy and Leadership at Hampton University in Hampton, Virginia.

Mr. Jackson was appointed the 13th Secretary of the US Department of Housing and Urban Development in March 2004. Nominated by President George W. Bush, he was unanimously confirmed by the United States Senate. Mr. Jackson served as the Secretary until April 2008.

Mr. Jackson holds a Bachelor of Arts degree in political science and a Master’s in education administration from Truman State University. He also received a Juris Doctor degree from Washington University School of Law in St. Louis, Missouri.

In connection with the appointment of Alphonso Jackson as a director of our company, we entered into an offer letter with Mr. Jackson, pursuant to which, among other things, we agreed to pay Mr. Jackson $50,000 in annual cash compensation and grant 100,000 stock options, which stock options were previously granted on June 7, 2018 in connection with his appointment as a member of our advisory board. The stock options are exercisable at the exercise price of $0.60 per share until June 7, 2028. The stock options become exercisable as follows: (i) 1/3 on the grant date, (ii) 1/3 on the first anniversary of the grant date and (iii) 1/3 on the second anniversary of the grant date. We granted the stock options to one U.S. Person (as that term is defined in Regulation S of the Securities Act of 1933) and in issuing securities we relied on the registration exemption provided for in Section 4(a)(2) of the Securities Act of 1933, as amended.

Family Relationships

No family relationships exist between any of our directors or executive officers.

Certain Related Transactions and Relationships

Except as disclosed above, we have not been party to any transaction with Mr. Jackson since January 1, 2016, or any currently proposed transaction with Mr. Jackson in which we were or is to be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which Mr. Jackson had or will have a direct or indirect material interest.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICOX INNOVATIONS INC.

/s/ Bruce Elliott
Bruce Elliott
President

June 28, 2018

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